Exhibit A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned persons agree and consent to the joint filing on their behalf of the Statement on Schedule 13D, including any amendments thereto, in connection with shares of common stock of Xilio Therapeutics, Inc., and that this agreement shall be included as an Exhibit to Schedule 13D. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D and any amendments thereto.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on November 5, 2021.

RiverVest Venture Fund IV, L.P.		RiverVest Venture Partners IV, L.P.

By:	RiverVest Venture Partners IV, L.P., its general partner	By:	RiverVest Venture Partners IV, LLC, its sole general partner
By:	RiverVest Venture Partners IV, LLC, its sole general partner	By:	/s/ Jay Schmelter
By:	/s/ Jay Schmelter		Name: Jay Schmelter
	Name: Jay Schmelter		Title: Member
Title: Member

RiverVest Venture Partners IV, LLC
By:	/s/ Jay Schmelter	/s/ Niall O’Donnell, Ph.D
	Name: Jay Schmelter	Niall O’Donnell, Ph.D
	Title: Member	/s/ John P. McKearn, Ph.D
John P. McKearn, Ph.D

/s/ Jay Schmelter
Jay Schmelter

[Signature Page to Joint Filing Agreement]